EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


         We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form SB-2 of our report dated August 23, 1996 (October 28, 1996 with respect to Note E[1]) on the consolidated financial statements of Mediware Information Systems, Inc. and subsidiaries for the two years ended June 30, 1996 and our report dated May 8, 1996 relating to the financial statements of Continental Healthcare Systems Inc. - Pharmakon Division for the two years ended November 30, 1995. We also consent to the reference to our firm under the caption "Experts" in the Prospectus.



/s/ Richard A. Eisner & Company, LLP
____________________________________

New York, New York
February 4, 1997



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